Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name:	State of Incorporation/Organization:	Names under which Subsidiary does business:
Seasons Creek Development LLC	Virginia	N/A
River City Park LLC	Virginia	N/A
Washington Woods LLC	Virginia	N/A
Alliance Business Park LLC	Virginia	N/A